Exhibit 10.1

BLUE BIRD CORPORATION
RESTRICTED STOCK UNIT GRANT AGREEMENT
Grant Details:

Recipient:
Number of Restricted Stock Units:
Number of Shares subject to each Unit:	1
Vesting Date:	See “Exhibit A”
Grant Date:

Agreement:

This Restricted Stock Unit Grant Agreement (the “Agreement”) is entered into effective as of the Grant Date between the Recipient and Blue Bird Corporation, a Delaware corporation (the “Company”), pursuant to the Blue Bird Corporation 2015 Omnibus Equity Incentive Plan (the “Plan”).

WHEREAS, the Company desires and the Board has approved to grant, and the Recipient desires to receive, a Grant of Restricted Stock Units pursuant and subject to the terms and conditions of the Plan and this Agreement (the “Grant”).

NOW, THEREFORE, the Recipient and the Company hereby agree as follows:

1.    The Plan, Grant Details and Defined Terms. The provisions of the Plan and the Grant Details listed above are incorporated into this Agreement by reference. Capitalized terms used but not defined in this Agreement or the Grant Details set forth above shall have the meanings ascribed to them in the Plan. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern.

2.    Grant of Restricted Stock Units. As of the Grant Date, the Company hereby grants to the Recipient the number of Restricted Stock Units set forth in the Grant Details above (the “Restricted Stock Units”), subject to the terms and conditions of the Plan and this Agreement. The number of shares of Company common stock, par value $0.0001 per share (the “Shares”), subject to each Restricted Stock Unit shall be the number set forth in the Grant Details above.

3.Vesting and Forfeiture of Restricted Stock Units. The Restricted Stock Units shall become vested as of the vesting date(s) specified in Notice of Restricted Stock Units contained in “Exhibit A,” provided that the Recipient remains in “Continuous Service” (as defined below) through the applicable vesting date. For purposes hereof, “Continuous Service” means the absence of any termination of service as a director of the Company. Notwithstanding the foregoing, all of the Restricted Stock Units shall become immediately vested in the event that (i) the Recipient’s Continuous Service terminates due to death or Disability, the Recipient’s Continuous Service is terminated because the Recipient is not re-elected to the Board, or the Recipient voluntarily resigns from the Board, or (ii) a Change in Control occurs while the Recipient is in Continuous Service. Except as otherwise provided herein, if the Recipient’s Continuous Service terminates for any reason prior to applicable vesting date, the Restricted Stock Units shall be forfeited as of the date of the Recipient’s termination for no consideration.

4.Settlement of Restricted Stock Units. For each Restricted Stock Unit that becomes vested in accordance with Section 3 hereof, the Company shall, subject to Section 14 hereof, issue and deliver to the Recipient the number of Shares subject to each Restricted Stock Unit as soon as practicable, and in all cases within ten (10) days following, the “Settlement Date” (as defined herein). For the purposes hereof, “Settlement Date” means the earlier of (i) the date the Recipient’s Continuous Service terminates for any reason, or (ii) the date of the consummation of a Change of Control (the “Settlement Date”).

5.Restrictions on Transfer of Restricted Stock Units. Restricted Stock Units granted under this Agreement and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.

6.Rights as a Shareholder. The Recipient shall not have any rights of an owner of the Shares subject to the Restricted Stock Units (including but not limited to dividend (or dividend equivalent) and voting rights) prior to the Settlement Date.

7.Administration by the Committee. The Plan, this Agreement and the Restricted Stock Units shall be subject to such administrative procedures and rules as the Committee shall adopt. Decisions of the Committee on all matters relating to the Plan, this Agreement and the Restricted Stock Units shall be in the Committee’s sole discretion and shall be conclusive and binding on all parties.

8.Compliance with Law and Regulations. The Plan, this Agreement and the Restricted Stock Units shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall have no liability to issue or deliver shares under the Grant unless such issuance and delivery would comply with all applicable state, federal and foreign laws (including, without limitation and if applicable, the requirements of the Securities Exchange Act of 1934), and any applicable requirements of any securities exchange or similar entity and under any blue sky or other securities laws.

9.Company Policies. The Recipient agrees that he or she has read and will comply with all Company policies applicable to the Grant, including but not limited to the Company’s insider trading policy.

10.Adjustments. If any change in the outstanding Shares of the Company shall occur as a result of a corporate capitalization (such as a stock split, reverse stock split, stock dividend, or any other similar transaction or recapitalization), then the Committee shall make equitable adjustments, as it determines are necessary and appropriate to prevent the enlargement or dilution of benefits intended to be made available under the Grant in accordance with Section 4.2 of the Plan.

11.No Rights to Continued Service. Nothing in the Plan or this Agreement shall confer upon the Recipient any right to continue in Continuous Service with the Company.

12.Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to any choice of law provisions.

13.Amendment. Subject to Section 14 hereof, any modification of or amendment to this Agreement shall be effective only if it is in writing and signed by both parties, except as otherwise provided under the Plan.

14. Section 409A. The terms of this Agreement are intended and shall be interpreted so as to comply with the requirements of Section 409A of the Code (“Section 409A”) in both form and operation. Any provision that would cause this Agreement to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. In addition to any other authority to amend this Agreement pursuant to Section 13 hereof, the Company shall have the authority to modify this Agreement to the extent it deems necessary to comply with Section 409A, as determined in good faith, in its sole and absolute discretion. Notwithstanding any other provision of this Agreement, if required pursuant to Section 409A(a)(2)(B) of the Code, settlement of the Restricted Stock Units under this Agreement shall be deferred until six (6) months after the Recipient’s separation from service, as that term is defined in Treas. Reg. Section 1.409A(1)(h), or, if earlier, his or her death, as required by Section 409A(a)(2)(B)(i) of the Code. For purposes of this Agreement, an event shall not be considered to be “Change in Control” unless and until such event constitutes a “change in the ownership or effective control” of the Company or a “change in a substantial portion of the assets” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5). For purposes of this Agreement, the termination of the Recipient’s Continuous Service shall not be considered to have occurred unless and until such termination also constitutes a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h). Notwithstanding the foregoing, nothing in this Agreement shall be construed as a guarantee of the tax consequences under this Agreement. Neither the Company nor any Company shareholder shall be liable as the result of any taxes (including but not limited to any excise taxes under Section 409A(a)(1)(B)) of the Code, interest, or other penalties that may be imposed with respect to this Grant.

15.Review and Acceptance. The Recipient has been given the opportunity and encouraged to carefully review this Agreement with his or her tax advisor and legal counsel. The Recipient will be deemed to have automatically accepted this Agreement (and the terms of the Plan incorporated herein) unless the Recipient notifies the Company in writing within ninety (90) days following the Grant Date that the Recipient affirmatively rejects the Agreement.

“EXHIBIT A”

NOTICE OF RESTRICTED STOCK UNITS OF BLUE BIRD CORPORATION

-- SEE INFORMATION DISPLAYED ON THE FOLLOWING PAGE --

Notice of Restricted Stock Units of Blue Bird Corporation

Company Name            Blue Bird Corporation

Plan                    Blue Bird Corporation Omnibus Equity Incentive Plan

Participant Name

Participant Address

Grant/Award Type            Restricted Stock Units

Number of Units Granted

Shares Subject to Each Unit        1

Grant Date

VESTING SCHEDULE

Vesting Date            Number of Units        Percent
100%